Exhibit 99.1
Contact: Maria Brous
(863) 680-5339

Publix Announces Quarterly Dividend

LAKELAND, Fla., Oct. 2, 2017 - Publix Super Markets Inc. announced its board of directors declared a quarterly dividend of 23 cents per share on its common stock.

The dividend will be payable Nov. 1, 2017, either through direct deposit or mailed as a check to stockholders of record as of the close of business Oct. 13, 2017.

Visit corporate.publix.com/stock to elect direct deposit of dividends. For individual, joint, or custodial accounts, click Publix Stockholder Online at the bottom of the page. After registering for a secure and confidential online account, log in and select Dividends > Payment Preferences to elect direct deposit.

Direct deposit elections also can be made by completing the online Direct Deposit Authorization for Publix Stock Dividends form at corporate.publix.com/stock > Stockholder Resources > Forms. Print and sign the form as indicated, and then send it with a voided check to Publix stockholder services.

Publix is privately owned and operated by its 188,000 employees, with 2016 sales of $34 billion. Currently Publix has 1,154 stores in Florida, Georgia, Alabama, Tennessee, South Carolina, North Carolina and Virginia. The company has been named one of Fortune’s “100 Best Companies to Work For in America” for 20 consecutive years. In addition, Publix’s dedication to superior quality and customer service is recognized among the top in the grocery business. For more information, visit the company’s website, corporate.publix.com. ###